Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use in this Amendment No. 2 to the registration statement on Form 10 (including any amendments thereto, related appendices, exhibits and financial statements) (the “Registration Statement”) filed by Lonestar Resources US Inc. of our reports dated February 22, 2016, January 29, 2015 and March 22, 2014, with respect to the estimated proved reserves and future cash flow of Lonestar Resources, Inc. as of December 31, 2015, December 31, 2014 and December 31, 2013, respectively.

We further consent to all references to our firm as experts in the Registration Statement.

W.D. VON GONTEN & CO.

State of Texas Registration Number F-1855

By:	/s/ Phillip R. Hunter, P.E.
Phillip R. Hunter, P.E.

Houston, Texas
March 24, 2016